Exhibit 23.1

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 (File No. 333-12391) on Form S-3 of our report dated January 26, 2006 relating to the consolidated financial statements, which appears in Chelsea Therapeutics International, Ltd.’s Annual Report on Form 10-K. We also consent to the reference to our Firm under the caption “Experts”.

/s/    J.H. Cohn LLP

Roseland, New Jersey

March 6, 2006